Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS® HAS REGAINED COMPLIANCE WITH NASDAQ
CONTINUED LISTING REQUIREMENTS

THE WOODLANDS, Texas – October 29, 2010 – Repros Therapeutics Inc.® (NasdaqCM:RPRXD) today announced that it has received a letter from Nasdaq confirming that the Company has met the minimum bid price requirement for continued listing on the Nasdaq Capital Market, and Nasdaq has determined to continue the listing of the Company's securities on the Nasdaq Capital Market.

As previously announced, the Company had not been in compliance with Listing Rule 5550(a)(2) requiring the Company to maintain a minimum $1.00 bid price per share for continued inclusion on the Nasdaq Capital Market.  On October 14, 2010, the Company announced that it had completed a one-for-four reverse stock split of its common stock in an effort to regain compliance with the Nasdaq continued listing requirements.  The reverse stock split proved successful in the Company maintaining its listing on the Nasdaq Capital Market.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.